Exhibit (a)(1)(A)
PRELIMINARY COPY

AMENDED AND RESTATED OFFER TO PURCHASE

BY

PLAYSTUDIOS, INC.

OF

UP TO 10,996,631 OF ITS WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK
AT A PURCHASE PRICE OF $1.00 IN CASH PER WARRANT

AND

CONSENT SOLICITATION

THE OFFER PERIOD AND YOUR RIGHT TO WITHDRAW WARRANTS THAT YOU TENDER WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, AT THE END OF THE DAY ON MAY 13, 2022, UNLESS THE OFFER PERIOD IS EXTENDED. THE COMPANY MAY EXTEND THE OFFER PERIOD AT ANY TIME.

PLAYSTUDIOS, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”), hereby offers to purchase up to 10,996,631 of its outstanding warrants described below at a purchase price of $1.00 in cash, without interest (the “Offer Purchase Price”), for each outstanding warrant tendered. The “Offer Period” is the period commencing on April 1, 2022 and ending at 12:00 midnight, Eastern Time, at the end of the day on May 13, 2022, or such later date to which the Company may extend the Offer (the “Expiration Date”). The offer is made upon the terms and conditions in this Amended and Restated Offer to Purchase and Consent Solicitation (the “Offer Letter”) and the related Amended and Restated Letter of Transmittal and Consent (the “Letter of Transmittal and Consent”, together with the Offer Letter, as each may be amended or supplemented from time to time, the “Offer”).

Warrants eligible to be tendered pursuant to the Offer include (a) 7,174,964 publicly traded warrants to purchase our Class A common stock which were publicly issued and sold as part of units of the Company, formerly known as Acies Acquisition Corp. (“Acies”), in connection with the initial public offering of Acies’ securities on October 22, 2020 (the “Acies IPO”), which entitle such warrant holders to purchase one share of our Class A common stock at an exercise price of $11.50, subject to adjustments (the “Public Warrants”), and (b) 3,821,667 warrants to purchase our Class A common stock which were privately issued and sold in connection with the Acies IPO based on an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), which entitle such warrant holders to purchase one share of our Class A common stock at an exercise price of $11.50, subject to adjustments (the “Private Placement Warrants” and together with the Public Warrants, the “Warrants”). The Private Placement Warrants are identical to the Public Warrants except that the Private Placement Warrants: (i) are subject to different redemption provisions, (ii) may be exercised for cash or on a cashless basis so long as they are held by Acies Acquisition LLC, a Delaware limited liability company (the “Acies Sponsor”) or any of its permitted transferees, and (iii) are entitled to registration rights.

Concurrently with the Offer, we also are soliciting consents (the “Consent Solicitation”) from holders of the Warrants to amend the Warrant Agreement, dated as of October 22, 2020, by and between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”),which governs all of the Warrants (the “Warrant Amendment”), to permit the Company to redeem each outstanding Warrant for $0.90 in cash, without interest (the “Redemption Price”), which Redemption Price is 10% less than the Offer Purchase Price. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 65% of the outstanding Public Warrants is required to approve the Warrant Amendment as it relates to the Public Warrants and the consent of holders of at least 65% of the outstanding Private Placement Warrants is required to approve the Warrant Amendment as it relates to the Private Placement Warrants. Although we intend to redeem all remaining outstanding Warrants if the Warrant Amendment is approved, we would not be required to effect such a redemption and may defer doing so until it is most advantageous to us.

If the Warrants are registered in your name, the execution and delivery of the Letter of Transmittal and Consent will constitute your consent to the Warrant Amendment and will also authorize and direct the Depositary (as defined below) to execute and deliver a written consent to the Warrant Amendment on your behalf with respect to all Warrants that you tender. Custodial entities that are participants in The Depository Trust Company (“DTC”) may tender their Warrants through the Automatic Tender Option Program (“ATOP”) maintained by DTC, by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the Letter of Transmittal and Consent and which constitutes their consent to the Warrant Amendment and also authorizes and directs the Depositary to execute and deliver a written consent to the Warrant Amendment on their behalf with respect to all Warrants thereby tendered. You must deliver your consent to the proposed Warrant Amendment in order to participate in the Offer.

Our Public Warrants are listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “MYPSW”. On March 31, 2022, the last reported sale price on Nasdaq for the Public Warrants was $0.84. As of March 31, 2022, 7,174,964 Public Warrants and

3,821,667 Private Placement Warrants were outstanding. Warrant holders should obtain current market quotations for the Public Warrants before deciding whether to tender their Warrants pursuant to the Offer.

The Offer permits holders of Warrants to tender any and all Warrants in exchange for the Offer Purchase Price for each Warrant tendered. A holder may tender as few or as many Warrants as the holder elects. Holders are also entitled to exercise their Warrants during the Offer Period in accordance with the terms of the Warrants.

If you elect to tender Warrants in response to the Offer and Consent Solicitation, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal and Consent. If you wish to exercise your Warrants in accordance with their terms, please follow the instructions for exercise included in the Warrants.

If you tender Warrants, you may withdraw your tendered Warrants at any time before the Expiration Date and retain them on their current terms or amended terms if the Warrant Amendment is approved, by following the instructions in this Offer Letter. If you withdraw the tender of your Warrants, your consent to the Warrant Amendment will be withdrawn as a result.

See “The Offer and Consent Solicitation, Section 12. Forward-Looking Statements; Risk Factors” for a discussion of information that you should consider before tendering Warrants in the Offer.

The Offer and Consent Solicitation will commence on April 1, 2022 and end on the Expiration Date.

A detailed discussion of the Offer and Consent Solicitation is contained in this Offer Letter. We may amend or terminate the Offer and Consent Solicitation at any time with requisite notice, as further described in this Offer Letter. Holders of Warrants are strongly encouraged to read this entire package of materials, and the publicly filed information about the Company referenced herein, as well as any supplemental disclosure regarding the Offer and Consent Solicitation before making a decision regarding the Offer and Consent Solicitation.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER AND CONSENT SOLICITATION. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC., THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), ALLIANCE ADVISORS, LLC, THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), OR PJT PARTNERS, THE COMPANY’S DEALER MANAGER FOR THE OFFER (THE “DEALER MANAGER”), MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER WARRANTS OR CONSENT TO THE WARRANT AMENDMENT. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS AND CONSENT TO THE WARRANT AMENDMENT.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Offer or passed upon the merits or fairness of the Offer or the accuracy or adequacy of the disclosure in this Offer Letter or the Letter of Transmittal and Consent. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Offer and Consent Solicitation is:
PJT Partners
Offer to Purchase and Consent Solicitation dated April 1, 2022

IMPORTANT PROCEDURES
If you want to tender some or all of your Warrants, you must do one of the following before the Expiration Date:
•if your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Warrants for you, which typically can be done electronically;
•if you hold Warrant certificates in your own name, complete and sign the Letter of Transmittal and Consent according to its instructions, and deliver the Letter of Transmittal and Consent, together with any required signature guarantee, the certificates for your Warrants and any other documents required by the Letter of Transmittal and Consent, to the Depositary; or
•if you are an institution participating in DTC, called the “book-entry transfer facility” in this Offer Letter, tender your Warrants according to the procedure for book-entry transfer described under “The Offer and Consent Solicitation, Section 2. Procedure for Tendering Warrants.”
If you want to tender your Warrants, but:
•your certificates for the Warrants are not immediately available or cannot be delivered to the Depositary;
•you cannot comply with the procedure for book-entry transfer; or
•your other required documents cannot be delivered to the Depositary before the expiration of the Offer, then you can still tender your Warrants if you comply with the guaranteed delivery procedure described under “The Offer and Consent Solicitation, Section 2. Procedure for Tendering Warrants.”

TO TENDER YOUR WARRANTS, YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS OFFER LETTER, THE LETTER OF TRANSMITTAL AND CONSENT AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO THE OFFER.

WARRANTS NOT TENDERED FOR PURCHASE WILL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON JUNE 21, 2026, AT 5:00 P.M. EASTERN TIME OR EARLIER UPON REDEMPTION, AND OTHERWISE REMAIN SUBJECT TO THEIR ORIGINAL TERMS, UNLESS THE WARRANT AMENDMENT IS APPROVED BY AT LEAST 65% OF THE HOLDERS OF THE PUBLIC WARRANTS AS IT RELATES TO THE APPLICABILITY OF THE WARRANT AMENDMENT TO THE PUBLIC WARRANTS AND AT LEAST 65% OF THE HOLDERS OF THE PRIVATE PLACEMENT WARRANTS AS IT RELATES TO THE APPLICABILITY OF THE WARRANT AMENDMENT TO THE PRIVATE PLACEMENT WARRANTS.

THE OFFER RELATES TO THE PUBLIC WARRANTS THAT WERE PUBLICLY ISSUED IN CONNECTION WITH THE ACIES IPO, WHICH TRADE ON NASDAQ UNDER THE SYMBOL “MYPSW” AND THE PRIVATE PLACEMENT WARRANTS THAT WERE PRIVATELY ISSUED IN CONNECTION WITH THE ACIES IPO. ANY AND ALL OUTSTANDING WARRANTS ARE ELIGIBLE TO BE TENDERED PURSUANT TO THE OFFER. AS OF MARCH 31, 2022, THERE WERE 7,174,964 PUBLIC WARRANTS OUTSTANDING AND 3,821,667 PRIVATE PLACEMENT WARRANTS OUTSTANDING.

THE COMPANY RESERVES THE RIGHT TO EXERCISE ITS ABILITY TO REDEEM THE WARRANTS IF AND WHEN IT IS PERMITTED TO DO SO PURSUANT TO THE TERMS OF THE WARRANTS.

If you have any questions or need assistance, you should contact Alliance Advisors, LLC, the Information Agent for the Offer. You may request additional copies of this Offer Letter, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery from the Information Agent. The Information Agent may be reached at:

Alliance Advisors, LLC
200 Broadacres Drive
Bloomfield, New Jersey 07003

Telephone number toll-free: (800) 429-6652
Email: myps@allianceadvisors.com

The address of the Depositary is:

Broadridge Corporate Issuer Solutions, Inc.
51 Mercedes Way
Edgewood, NY 11717

We are not making the Offer to, and will not accept any tendered Warrants from, holders of Warrants in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to holders of Warrants in any such jurisdiction.

You should rely only on the information contained in this Offer Letter and in the Letter of Transmittal and Consent or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer Letter or in the Letter of Transmittal and Consent. If anyone makes any recommendation or gives any information or representation regarding the Offer and Consent Solicitation, you should not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, the Depositary, the Information Agent, or the Dealer Manager. You should not assume that the information provided in this Offer Letter is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer Letter.

We have no contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent or any other person, including the Dealer Manager, for soliciting tenders in the Offer. In addition, none of the Depositary, the Information Agent, the Dealer Manager or any broker, dealer, salesperson, agent or any other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Offer and Consent Solicitation. Our officers, directors and regular employees may solicit tenders from holders of the Warrants and will answer inquiries concerning the terms of the Offer and Consent Solicitation, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

SUMMARY TERM SHEET

Unless otherwise stated in this Offer Letter, references to “we,” “our,” “us,” or the “Company” refer to PLAYSTUDIOS, Inc. This summary term sheet highlights important information regarding the Offer. To understand the Offer fully and for a more complete description of the terms of the Offer, you should carefully read this entire Offer Letter and the related Letter of Transmittal and Consent that constitute the Offer. We have included references to the sections of this Offer Letter where you will find a more complete description of the topics addressed in this summary term sheet.

The Company	PLAYSTUDIOS, Inc., a Delaware corporation. Our principal executive offices are located at 10150 Covington Cross Drive, Las Vegas, Nevada 89144. Our telephone number is (725) 877-7000.

The Public Warrants	As of March 31, 2022, the Company had 7,174,964 Public Warrants outstanding. Each Public Warrant is exercisable for one share of our Class A common stock, par value $0.0001 per share, at an exercise price of $11.50. By their terms, the Public Warrants will expire on June 21, 2026, at 5:00 p.m. Eastern Time, unless sooner exercised or redeemed by the Company in accordance with the terms of the Public Warrants. The Offer relates to the Public Warrants that were sold as part of the units issued in connection with the Acies IPO, which trade on Nasdaq under the symbol “MYPSW.” Any and all outstanding Public Warrants are eligible to be tendered pursuant to the Offer.
The Private Placement Warrants	As of March 31, 2022, the Company had 3,821,667 Private Placement Warrants outstanding. Each Private Placement Warrant is exercisable for one share of our Class A common stock, par value $0.0001 per share, at an exercise price of $11.50. By their terms, the Private Placement Warrants will expire on June 21, 2026, at 5:00 p.m. Eastern Time, unless sooner exercised or redeemed by the Company in accordance with the terms of the Private Placement Warrants. The Offer relates to the Private Placement Warrants that were privately issued in connection with the Acies IPO. Any and all outstanding Private Placement Warrants are eligible to be tendered pursuant to the Offer.

Market Price of the Public Warrants	The Public Warrants are listed on Nasdaq under the symbol “MYPSW”. On March 31, 2022, the last reported sale price on Nasdaq for the Public Warrants was $0.84.
The Offer	The Offer is to permit holders of Warrants to tender any and all outstanding Warrants for a purchase price of $1.00 in cash, without interest, for each Warrant tendered. A holder may tender as few or as many Warrants as the holder elects.

See “The Offer and Consent Solicitation, Section 1. General Terms.”
The Consent Solicitation
In order to tender the Warrants in the Offer, holders of the Warrants are required to consent (by executing the Letter of Transmittal and Consent or requesting that their broker or nominee consent on their behalf) to an amendment to the Warrant Agreement governing the Warrants as set forth in the Warrant Amendment attached as Annex A. If approved by at least 65% of the holders of the Public Warrants and at least 65% of the holders of the Private Placement Warrants, the Warrant Amendment would permit, as it relates, respectively, to the Public Warrants and the Private Placement Warrants, the Company to redeem each Public Warrant and/or Private Placement Warrant, as applicable, that is outstanding upon the closing of the Offer for $0.90 in cash, without interest, which is 10% less than the Offer Purchase Price. Although we intend to redeem all remaining outstanding Warrants if the Warrant Amendment is approved, we would not be required to effect such a redemption and may defer doing so until it is most advantageous to us.

See “The Offer and Consent Solicitation, Section 1. General Terms.”

U.S. Federal Income Tax Consequences of the Offer and Warrant Amendment	The exchange of Warrants for cash pursuant to the Offer will be a taxable sale of the Warrants for U.S. federal income tax purposes. A U.S. Holder will recognize gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Warrants.

Although the issue is not free from doubt, if the Warrant Amendment is approved, we intend to treat all Warrants that are not exchanged for cash pursuant to the Offer as having been exchanged for “new” Warrants pursuant to the Warrant Amendment and we intend to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (i) the U.S. Holder should not recognize any gain or loss on the deemed exchange of Warrants for “new” Warrants, (ii) the U.S. Holder’s aggregate tax basis in the “new” Warrants deemed to be received should equal its aggregate tax basis in its existing Warrants deemed surrendered, and (iii) the U.S. Holder’s holding period for the “new” Warrants deemed to be received should include its holding period for the Warrants deemed surrendered.

See “The Offer and Consent Solicitation, Section 11. Material U.S. Federal Income Tax Consequences.”

Reasons for the Offer	The Offer is being made to all holders of Warrants. The purpose of the Offer is to reduce the number of shares of Class A common stock that would become outstanding upon the exercise of Warrants, thus providing investors and potential investors with greater certainty as to the Company’s capital structure.

See “The Offer and Consent Solicitation, Section 5.C. Background and Purpose of the Offer—Purpose of the Offer.”
Expiration Date of Offer	12:00 midnight, Eastern Time, at the end of the day on May 13, 2022, or such later date to which we may extend the Offer. All Warrants and related paperwork must be received by the Depositary by this time, as instructed herein.

See “The Offer and Consent Solicitation, Section 10. Conditions; Termination; Waivers; Extensions; Amendments.”
Withdrawal Rights	If you tender your Warrants and change your mind, you may withdraw your tendered Warrants at any time until the Expiration Date. See “The Offer and Consent Solicitation, Section 3. Withdrawal Rights.”
Participation by Executive Officers and Directors
To our knowledge, with the exception of 1,018,782 Private Placement Warrants held by J&H Investments, LLC which is co-owned 50/50 by The JM 2021 Irrevocable Trust, of which James Murren, a director of the Company, is the trustee, and The HM 2021 Irrevocable Trust, of which Heather Murren, the wife of James Murren, is the trustee, none of our directors or executive officers beneficially own Warrants. J&H Investments, LLC may tender its Private Placement Warrants in the Offer and consent to the Warrant Amendment as it relates to the Private Placement Warrants.

See “The Offer and Consent Solicitation, Section 5.D. Background and Purpose of the Offer—Interests of Directors and Executive Officers.”

Conditions of the Offer
We will not accept for payment, purchase or pay for any Warrants tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for the Warrants tendered, subject to the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if:

•there has been instituted, threatened in writing or is pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency or instrumentality, or by any other person, before any court, authority or other tribunal that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;
•any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction has been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects; or
•in our reasonable judgment, there shall have occurred or be reasonably likely to occur, any material adverse change to our business, operations, properties, condition, assets, liabilities, or prospects.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions, provided that, in no event shall the action or inaction of the Company or any of its affiliates be permitted to trigger any of such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer, or terminate the Offer if these conditions are not satisfied prior to the Expiration Date.

See “The Offer and Consent Solicitation, Section 10. Conditions; Termination; Waivers; Extensions; Amendments.”

Board of Directors’ Recommendation	Our board of directors has approved the Offer and Consent Solicitation. However, none of the Company, its directors, officers or employees, nor the Depositary, the Information Agent or the Dealer Manager makes any recommendation as to whether holders of Warrants should tender their Warrants and consent to the Warrant Amendment. Holders of Warrants must make their own decision as to whether to tender some or all of their Warrants and consent to the Warrant Amendment.

See “The Offer and Consent Solicitation, Section 1.C. General Terms—Board Approval of the Offer; No Recommendation; Holder’s Own Decision.”
How to Tender Warrants	To tender your Warrants, you must complete the actions described herein under “The Offer and Consent Solicitation, Section 2. Procedure for Tendering Warrants” before the Offer expires.
Questions or Assistance	Please direct questions or requests for assistance, or for additional copies of this Offer Letter, Letter of Transmittal and Consent or other materials to the Information Agent. The contact information for the Information Agent is located on the back cover of this Offer Letter.

THE OFFER AND CONSENT SOLICITATION

Risks of Participating In the Offer

Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in Section 12 below. Holders of the Warrants should carefully consider these risks and are urged to speak with their financial, investment and/or tax advisors as necessary before deciding whether to participate in the Offer. In addition, we strongly encourage you to read this Offer Letter in its entirety.

1. GENERAL TERMS

The Offer is to permit holders of Public Warrants that were publicly issued in connection with the Acies IPO and holders of Private Placement Warrants that were privately issued in connection with the Acies IPO to tender any and all outstanding Warrants for a purchase price of $1.00 in cash, without interest, for each Warrant tendered. A holder may tender as few or as many Warrants as the holder elects. Holders may also exercise their Warrants during the Offer Period in accordance with the terms of the Warrants.

You may tender some or all of your Warrants on these terms. The Offer relates to the Public Warrants that were publicly issued in connection with the Acies IPO, which trade on Nasdaq under the symbol “MYPSW” and to the Private Placement Warrants that were privately issued in connection with the Acies IPO based on an exemption from registration under the Securities Act. Any and all outstanding Warrants are eligible to be tendered pursuant to the Offer. As of March 31, 2022, there were 7,174,964 Public Warrants outstanding and 3,821,667 Private Placement Warrants outstanding.

If you elect to tender Warrants in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal and Consent.

If you tender Warrants, you may withdraw your tendered Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

As part of the Offer, we are also soliciting from holders of the Public Warrants and holders of the Private Placement Warrants their consent to the Warrant Amendment. If approved, the Warrant Amendment would permit the Company to redeem each Public Warrant and Private Placement Warrant that is outstanding upon the closing of the Offer for $0.90 in cash, without interest, which is 10% less than the Offer Purchase Price. A copy of the Warrant Amendment is attached hereto as Annex A. We urge that you carefully read the Warrant Amendment in its entirety. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 65% of the outstanding Public Warrants is required to approve the Warrant Amendment as it relates to the Public Warrants and the consent of holders of at least 65% of the outstanding Private Placement Warrants is required to approve the Warrant Amendment as it relates to the Private Placement Warrants.Although we intend to redeem all remaining outstanding warrants if the Warrant Amendment is approved, we would not be required to effect such a redemption and may defer doing so until it is most advantageous to us.

A holder who tenders Warrants in the Offer will automatically be deemed, without any further action, to have given his, her or its consent to approval of the Warrant Amendment (effective upon our acceptance of the Warrants tendered). The consent to the Warrant Amendment is a part of the Letter of Transmittal and Consent relating to the Warrants.

You cannot tender any Warrants in the Offer without giving your consent to the Warrant Amendment. Thus, before deciding whether to tender any Warrants, you should be aware that a tender of Warrants may result in the approval of the Warrant Amendment.

A. Period of Offer

The Offer will only be open for a period beginning on April 1, 2022 and ending on the Expiration Date. We expressly reserve the right, in our sole discretion, at any time or from time to time, prior to the Expiration Date, to extend the period of time during which the Offer is open. There can be no assurance, however, that we will exercise our right to extend the Offer.

B. Partial Tender Permitted

If you choose to participate in the Offer, you may tender less than all of your Warrants pursuant to the terms of the Offer. The Offer is not conditioned on any minimum number of Warrants being tendered.

HOLDERS MAY ALSO EXERCISE THEIR WARRANTS DURING THE OFFER PERIOD IN ACCORDANCE WITH THE TERMS OF THE WARRANTS.

C. Board Approval of the Offer; No Recommendation; Holder’s Own Decision

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER AND THE CONSENT SOLICITATION. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER, MAKES ANY RECOMMENDATION AS TO WHETHER A HOLDER SHOULD TENDER WARRANTS AND CONSENT TO THE WARRANT AMENDMENT. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS AND CONSENT TO THE WARRANT AMENDMENT.

D. Extensions of the Offer

We expressly reserve the right, in our sole discretion, and at any time or from time to time, prior to the Expiration Date, to extend the period of time during which the Offer is open. There can be no assurance, however, that we will exercise our right to extend the Offer. If we extend the Offer, we will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date of the Offer.
2. PROCEDURE FOR TENDERING WARRANTS

A. Proper Tender of Warrants

To validly tender Warrants pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal and Consent or photocopy thereof, together with any required signature guarantees, must be received by the Depositary at its address set forth on the last page of this Offer Letter prior to the Expiration Date or (ii) the ATOP procedures for book-entry transfer described below must be complied with prior to the Expiration Date. The method of delivery of all required documents is at the option and risk of the tendering Warrant holders. If delivery is by mail, the Company recommends registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery.

In the Letter of Transmittal and Consent, the tendering Warrant holder must: (i) set forth his, her or its name and address; (ii) set forth the number of Warrants tendered; and (iii) set forth the number of the Warrant certificate(s) representing such Warrants.

If the Warrants are registered in the name of a person other than the signer of the Letter of Transmittal and Consent, the Warrants must be endorsed or accompanied by appropriate instruments of assignment, in either case signed exactly as the name(s) of the registered owner(s) appear on the Warrants, with the signature(s) on the Warrants or instruments of assignment guaranteed.

A tender of Warrants pursuant to the procedures described below in this Section 2 will constitute a binding agreement between the tendering Warrant holder and the Company upon the terms and subject to the conditions of the Offer and Consent Solicitation.

ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL AND CONSENT AND WARRANTS, MUST BE MADE TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY.

NO DELIVERIES SHOULD BE MADE TO THE COMPANY, AND ANY DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY DELIVERY. The Depositary will establish an account for the Warrants at DTC for purposes of the Offer, within two business days after the date of this Offer Letter. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the Depositary’s account in accordance with DTC’s procedure for such transfer. Delivery of the Letter of Transmittal and Consent or Agent’s Message (or other required documentation) to DTC does not constitute delivery to the Depositary. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Warrants that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and Consent and that the Company may enforce such agreement against the participant. The term “Book-Entry Confirmation” means a timely confirmation of a book-entry transfer of Warrants into the Depositary’s account at DTC.

WARRANTS HELD IN STREET NAME. If Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, you must instruct that holder to tender your Warrants on your behalf. A letter of instructions is included in these materials, and as an exhibit to the Schedule TO. The letter may be used by you to instruct a custodian to tender and deliver Warrants on your behalf.

Unless the Warrants being tendered are delivered to the Depositary by the Expiration Date accompanied by a properly completed and duly executed Letter of Transmittal and Consent or a properly transmitted Agent’s Message, the Company may, at its option, treat such tender as invalid. Payment of the Offer Purchase Price upon tender of Warrants will be made only against the valid tender of Warrants.

GUARANTEED DELIVERY. If you want to tender your Warrants pursuant to the Offer, but (i) your Warrants are not immediately available, (ii) the procedure for book-entry transfer cannot be completed on a timely basis, or (iii) time will not permit all required documents to reach the Depositary prior to the Expiration Date, you can still tender your Warrants, if all of the following conditions are met:

(a) the tender is made by or through an Eligible Institution (as defined in the Letter of Transmittal and Consent);

(b) the Depositary receives by hand, mail or overnight courier, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer Letter (with signatures guaranteed by an Eligible Institution); and

(c) the Depositary receives, within two (2) Nasdaq trading days after the date of its receipt of the Notice of Guaranteed Delivery:

(1) the certificates for all tendered Warrants, or confirmation of receipt of the Warrants pursuant to the procedure for book-entry transfer as described above; and

(2) a properly completed and duly executed Letter of Transmittal and Consent (or copy thereof), or any Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal and Consent.

In any event, the payment of Offer Purchase Price for Warrants tendered pursuant to the Offer and accepted pursuant to the Offer will be made only after timely receipt by the Depositary of Warrants, properly completed and duly executed Letters of Transmittal and Consent and any other required documents.

Warrants tendered by Notice of Guaranteed Delivery will be excluded from the determination of whether at least 65% of the Public Warrants and at least 65% of the Private Placement Warrants (which is the minimum number required to amend the Warrant Agreement) have been tendered in the Offer and Consent Solicitation, unless such Public Warrants and Private Placement Warrants and other required documents are received by the Depositary by the Expiration Date.

B. Conditions of the Offer

We will not accept for payment, purchase or pay for any Warrants tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for the Warrants tendered, subject to the rules under the Exchange Act if:

(a)there has been instituted, threatened in writing or is pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency or instrumentality, or by any other person, before any court, authority or other tribunal that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

(b)any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction has been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects; or

(c)in our reasonable judgment, there shall have occurred or be reasonably likely to occur, any material adverse change to our business, operations, properties, condition, assets, liabilities, or prospects.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions, provided that, in no event shall the action or inaction of the Company or any of its affiliates be permitted to trigger any of such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties, provided that any such determination may be challenged by a holder of Warrants in any court of competent jurisdiction. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date.

C. Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for purchase of any tenders of Warrants will be determined by the Company, in its sole discretion, and its determination will be final and binding, subject to the judgment of any court that might provide otherwise. The Company reserves the absolute right, subject to the judgment of any court that might provide otherwise, to reject any or all tenders of Warrants that it determines are not in proper form or reject tenders of Warrants that may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right, subject to the judgment of any court that might provide otherwise, to waive any defect or irregularity in any tender of Warrants. Neither the Company nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor will any of them incur any liability for failure to give any such notice.

D. Tender Constitutes an Agreement

A tender of Warrants made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering Warrant holder that: (i) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (ii) such Warrant holder is voluntarily participating in the Offer; (iii) the future value of our Warrants is unknown and cannot be predicted with certainty; (iv) such Warrant holder has read this Offer Letter; (v) such Warrant holder has consulted his, her or its tax and financial advisors with regard to how the Offer will impact the tendering Warrant holder’s specific situation; (vi) any foreign exchange obligations triggered by such Warrant holder’s tender of Warrants or receipt of the Offer Purchase Price are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Warrants, such Warrant holder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of Warrants authorizes us to withhold all applicable Tax Items potentially payable by a tendering Warrant holder. Our acceptance for payment of Warrants tendered pursuant to the Offer will constitute a binding agreement between the tendering holder and us upon the terms and subject to certain conditions of the Offer, including the consent to the Warrant Amendment.

E. Signature Guarantees

Except as otherwise provided below, all signatures on a Letter of Transmittal and Consent by a person residing in or tendering Warrants in the United States must be guaranteed by an Eligible Institution. Signatures on a Letter of Transmittal and Consent need not be guaranteed if (i) the Letter of Transmittal and Consent is signed by the registered holder of the Warrant(s) tendered therewith; or (ii) such Warrant(s) are tendered for the account of an Eligible Institution. See Instructions 1, 3 and 4 of the Letter of Transmittal and Consent.
3. WITHDRAWAL RIGHTS

Tenders of Warrants made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable. If the Company extends the period of time during which the Offer is open for any reason, then, without prejudice to the Company’s rights under the Offer and in a manner compliant with Rule 14e-1(c) of the Exchange Act, the Company may retain all Warrants tendered and tenders of such Warrants may not be rescinded, except as otherwise provided in this Section 3. Notwithstanding the foregoing, tendered Warrants may also be withdrawn if the Company has not accepted the Warrants for exchange by the 40th business day after the initial commencement of the Offer.

To be effective, a written notice of withdrawal must be timely received by the Depositary at its address identified in this Offer Letter. Any notice of withdrawal must specify the name of the holder who tendered the Warrants for which tenders are to be withdrawn and the number of Warrants to be withdrawn. If the Warrants to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal must be submitted to the Depositary prior to release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering holder). Withdrawal may not be cancelled, and Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described in Section 2 at any time prior to the Expiration Date.

A holder of Warrants desiring to withdraw tendered Warrants previously delivered through DTC should contact the DTC participant through which such holder holds his, her or its Warrants. In order to withdraw previously tendered Warrants, a DTC participant may, prior to the Expiration Date, withdraw its instruction previously transmitted through DTC’s ATOP procedures by (i) withdrawing its acceptance, or (ii) delivering to the Depositary by mail or hand delivery, a notice of withdrawal of such instruction. Holders of Warrants submitting a tender via DTC’s ATOP procedures are deemed to consent to the Warrant Amendment. The valid revocation of a consent will constitute the concurrent valid withdrawal of the tendered Warrants as to which consent was delivered. The notices of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission to which such withdrawal relates. A DTC participant may withdraw a tendered Warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered his, her or its Warrants other than through DTC should send written notice of withdrawal to the Depositary specifying the name of the holder who tendered the Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by a Medallion Signature Guarantor; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Warrant tender will be effective upon receipt of the notice of withdrawal by the Depositary. Selection of the method of notification is at the risk of the holder and notice of withdrawal must be timely received by the Depositary.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination will be final and binding, subject to the judgment of any court that might provide otherwise. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court that might provide otherwise.
4. ACCEPTANCE OF WARRANTS AND PAYMENT OF OFFER PURCHASE PRICE

Upon the terms and subject to the conditions of the Offer, we will purchase Warrants validly tendered as of the Expiration Date for a purchase price of $1.00 per Warrant. The Offer Purchase Price to be paid will be delivered promptly following the Expiration Date. In all cases, Warrants will only be accepted for purchase pursuant to the Offer after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal and Consent (or copy thereof), or any Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal and Consent.

Under no circumstances will we pay interest on the Offer Purchase Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Warrants in the Offer.

We urge holders of Warrants who hold Warrants through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender Warrants through their nominee and not directly to the Depositary.
5. BACKGROUND AND PURPOSE OF THE OFFER

A. Information Concerning PLAYSTUDIOS, Inc.

PLAYSTUDIOS, Inc. (f/k/a Acies Acquisition Corp) was incorporated on August 14, 2020 as a Cayman Islands exempted company, formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. Acies completed its initial public offering in October 2020, following which its shares began trading on Nasdaq. On June 21, 2021, in a transaction referred to as the “Business Combination,” Acies consummated a merger with PlayStudios, Inc. (“Old PLAYSTUDIOS”)), whereby Old PLAYSTUDIOS merged with Catalyst Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acies, with Old PLAYSTUDIOS surviving the merger (the “First Merger”). Immediately thereafter, and as part of an integrated transaction with the First Merger, Old PLAYSTUDIOS then merged with Catalyst Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Acies (“Second Merger Sub”), with Second Merger Sub surviving the merger. In connection with the closing of the Business Combination, Acies changed its name to “PLAYSTUDIOS, Inc.” and its symbols on Nasdaq from “ACAC,” and “ACACW,” to “MYPS” and “MYPSW” for its shares of Class A common stock and Public Warrants, respectively.

We are a developer and publisher of free-to-play casual games for mobile and social platforms each of which incorporate our unique playAWARDS loyalty program. Over our ten-year history, we developed a portfolio of free-to-play social casino games that are considered to be among the most innovative and unique in the genre. They include the award-winning POP! Slots, myVEGAS Slots, my KONAMI Slots, myVEGAS Blackjack, myVEGAS Bingo, MGM Slots Live and Tetris. Our games are based on original content, real-world slot game content, as well as third-party licensed brands and are downloadable and playable for free on multiple social and mobile-based platforms, including the Apple App Store, Google Play Store, Amazon Appstore, and Facebook. Each of our games is powered by our proprietary playAWARDS program and incorporates loyalty points that are earned by players as they engage with our games. The rewards are provided by our collection of awards partners, all of whom provide their rewards at no cost to us, in exchange for product integration, marketing support, and participation in our loyalty program.

Our principal executive offices are located at 10150 Covington Cross Drive, Las Vegas, Nevada 89144, and our telephone number is (725) 877-7000.

B. Establishment of Offer Terms; Approval of the Offer

Our board of directors approved this Offer and Consent Solicitation and the Offer Purchase Price and other terms of this Offer and Consent Solicitation. The board of directors set the Offer Purchase Price in order to provide the holders of the Warrants with an incentive to tender the Warrants in exchange for cash. The board of directors believes that the Offer Purchase Price provides holders of the Warrants with an incentive to tender the Warrants for the Offer Purchase Price because, based on recent trading prices of the Public Warrants, the Offer Purchase Price is greater than that of the Warrants, and holders who tender Warrants, which are currently out of the money, will receive cash.

C. Purpose of the Offer

The Offer is being made to all holders of Warrants. The purpose of the Offer is to reduce the number of shares of Class A common stock that would become outstanding upon the exercise of the Warrants. The Company’s board of directors believes that by allowing holders of Warrants to tender one Warrant for the Offer Purchase Price, the Company can potentially reduce the substantial number of shares of Class A common stock that would be issuable upon exercise of the Warrants, thus reducing the potential dilutive impact of the Warrants, thereby providing investors and potential investors with greater certainty as to the Company’s capital structure. The Warrants acquired pursuant to the tender will be retired and cancelled. The Offer is not made pursuant to a plan to periodically increase any securityholder’s proportionate interest in the assets or earnings and profits of the Company.

D. Interests of Directors and Executive Officers

The names of the executive officers and directors of the Company are set forth below. The business address for each such person is: c/o PLAYSTUDIOS, Inc. 10150 Covington Cross Drive, Las Vegas, Nevada 89144, and the telephone number for each such person is (725) 877-7000.

Name	Position
Andrew Pascal	Chief Executive Officer and Chairman of the Board
Scott Peterson	Chief Financial Officer
Joel Agena	General Counsel and Secretary
Joe Horowitz	Director
Jason Krikorian	Director
Judy K. Mencher	Director
James Murren	Director
Steven J. Zanella	Director

As of March 31, 2022, 7,174,964 Public Warrants and 3,821,667 Private Placement Warrants were outstanding.

To our knowledge, with the exception of 1,018,782 Private Placement Warrants held by J&H Investments, LLC which is co-owned 50/50 by The JM 2021 Irrevocable Trust, of which James Murren, a director of the Company, is the trustee, and The HM 2021 Irrevocable Trust, of which Heather Murren, the wife of James Murren, is the trustee, none of our directors or executive officers beneficially own Warrants. J&H Investments, LLC may tender its Private Placement Warrants in the Offer and consent to the Warrant Amendment as it relates to the Private Placement Warrants. The Company does not beneficially own any Warrants.

Except as set forth below, we have not and, to the best of our knowledge, none of our current directors, executive officers or any person holding a controlling interest in us has, engaged in any transactions involving the Warrants during the 60-day period prior to the date of this Offer Letter.

NONE OF THE COMPANY OR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES, OR THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER MAKES ANY RECOMMENDATION AS TO WHETHER ANY HOLDER SHOULD TENDER ANY WARRANTS AND CONSENT TO THE WARRANT AMENDMENT. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS AND CONSENT TO THE WARRANT AMENDMENT.

E. Plans, Proposals or Negotiations

Except for the Offer to Purchase and Consent Solicitation and as set forth in Section 8 hereunder, there are no present plans, proposals or negotiations by the Company that relate to or would result in:

•any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•any other material change in the Company’s corporate structure or business;

•any class of equity security of the Company being delisted from a national securities exchange;

•any class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•the acquisition by any person of additional securities of the subject company, or the disposition of securities of the subject company; or

•changes in the Company’s Certificate of Incorporation or Bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company by any person.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER AND CONSENT SOLICITATION. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER, MAKES ANY RECOMMENDATION AS TO WHETHER A WARRANT HOLDER SHOULD TENDER ANY WARRANTS AND CONSENT TO THE WARRANT AMENDMENT. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS AND CONSENT TO THE WARRANT AMENDMENT.
6. PRICE RANGE OF PUBLIC WARRANTS

Our Public Warrants are listed on Nasdaq under the symbol “MYPSW”. Prior to June 22, 2021, our Public Warrants were listed on Nasdaq under the symbol “ACACW”. On March 31, 2022, the last reported sale price for the Public Warrants was $0.84. The following table sets forth the high and low sales prices for the Public Warrants for the periods shown:

	Public Warrants
	High	Low
	$	$
Fiscal 2020
Fourth Quarter(1)	2.29	1.89
Fiscal 2021
First Quarter	2.88	1.48
Second Quarter (2)	2.06	1.35
Third Quarter	1.69	0.57
Fourth Quarter	0.96	0.45
Fiscal 2022
First Quarter (through March 31, 2022)	1.00	0.56

(1)Beginning on October 23, 2020.

(2)The Business Combination closed on June 21, 2021. Beginning on June 22, 2021, the Public Warrants began trading under the symbol “MYPSW”.

The Company recommends that holders consider current market quotations for the Public Warrants, among other factors, before deciding whether or not to tender their Warrants.
7. SOURCE AND AMOUNT OF FUNDS

Assuming 100% participation in the Offer, we will need approximately $11.0 million to purchase all of the outstanding Warrants at the purchase price of $1.00 per Warrant. We estimate that the total amount of cash required to complete the Offer and Consent Solicitation, including the payment of any fees, expenses and other related amounts incurred in connection with the Offer and Consent Solicitation will be approximately $11.85 million, all of which will be funded by us from our existing and available cash reserves. No alternative plan exists to finance the purchase of the tendered Warrants.
8. TRANSACTIONS AND AGREEMENTS CONCERNING THE COMPANY’S SECURITIES

Except as described herein, none of the Company or, to our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Offer or with respect to any of our securities, including any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Private Placement Warrants

Simultaneously with the consummation of the Acies IPO, the Acies Sponsor, purchased 4,333,333 warrants at a price of $1.50 per warrant, or $6,500,000 in the aggregate, in a private placement. Each warrant entitled the holder to purchase one Acies Class A ordinary share for $11.50 per share. Additionally, as a result of the Acies IPO underwriters’ election to partially exercise their over-allotment option on November 9, 2020, on November 9, 2020, the Sponsor purchased an additional 203,334 warrants, for total gross proceeds to Acies of $305,000. In connection with the Business Combination, the Sponsor agreed to forfeit 715,000 warrants for no consideration. The remaining warrants converted, on a one-for-one basis into the Private Placement Warrants.

Warrant Agreement

In connection with the Acies IPO and the appointment of a warrant agent for the Warrants, Acies entered into the Warrant Agreement with Continental Stock Transfer & Trust Company on October 22, 2020. The Warrant Agreement provides for the various terms, restrictions and governing provisions that dictate all of the terms of the Warrants.

Amended and Restated Registration Rights Agreement

At the closing of the Business Combination, the Company entered into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”) with the Acies Sponsor and certain other initial stockholders of Acies, requiring the Company to, among other things, file a resale shelf registration statement on behalf of the stockholders promptly after the closing of the Business Combination. The Amended and Restated Registration Rights Agreement also provides certain demand rights and piggyback rights to the stockholders, subject to underwriter cutbacks and issuer blackout periods.

Transaction with Co-Founder and Chief Executive Officer

In connection with the Business Combination, Andrew Pascal, Co-Founder, Chief Executive Officer and a member of the Company’s Board of Directors received shares of our Class B common stock. Shares of our Class B common stock are entitled to twenty votes per share. On December 31, 2021, Mr. Pascal transferred 1,898,734 shares of Class B common stock to each of the PGP 2021 Irrevocable Trust and the SJP 2021 Irrevocable Trust (collectively, the “Irrevocable Trusts”). In connection with such transfers, the Irrevocable Trusts entered into irrevocable proxies and granted power of attorney to Mr. Pascal to vote the shares of Class B common stock held by the Irrevocable Trusts. As of March 31, 2022, Mr. Pascal owned approximately 11.4% of our outstanding and issued capital stock and had approximately 74.7% of the combined voting power of our outstanding capital stock.

Other Agreements and Transactions

The Company has retained Broadridge Corporate Issuer Solutions, Inc. to act as the Depositary, Alliance Advisors, LLC to act as the Information Agent and PJT Partners to act as the Dealer Manager. Directors, officers and employees of either us or our affiliates or the Information Agent may contact holders of Warrants by hand, mail or telephone regarding the Offer and may request brokers, dealers and other nominees to forward the Offer Letter and related materials to beneficial owners of the Warrants. Such directors, officers and employees will not be specifically compensated for providing such services. The Depositary and the Information Agent will receive reasonable and customary compensation for their respective services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will be indemnified by the Company against certain liabilities and expenses in connection therewith.

We have no contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent or any other person, including the Dealer Manager, for soliciting tenders in the Offer.

Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Warrants, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase or redeem Warrants, whether or not any Warrants are purchased pursuant to the Offer, through open market purchases, privately negotiated transactions, accelerated stock repurchases, tender offers, exchange offers or otherwise, upon the same or different terms than the terms of the Offer. We cannot assure you as to which, if any, of these alternatives, or combinations thereof, we might pursue.
9. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock as of March 31, 2022 by:

i.each of our directors and executive officers;
ii.all directors and executive officers as a group; and
iii.each person who is known to us to own beneficially more than 5% of our common stock.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership, we deemed outstanding shares of our common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

The percentage ownership of common stock is based on 110,303,063 shares of Class A common stock and 16,130,300 shares of Class B common stock outstanding as of March 31, 2022.

Unless otherwise indicated and subject to applicable community property laws, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them.

	Class A Common Stock		Class B Common Stock
Name and Address of Beneficial Owner (1)	Number	%	Number	%	Combined Voting Power**
5% Holders of New PLAYSTUDIOS:
MGM Resorts International(2)	16,647,124	15.2%	—	—	3.9%
Activision Publishing, Inc. (3)	12,677,398	11.6%	—	—	3.0%
Directors and Executive Officers:
Andrew Pascal	14,727,325(4)	11.4%	14,524,625(5)	90.0%	74.7%(6)
Steven J. Zanella(7)	—	—	—	—	—
Joe Horowitz (8)	—	—	—	—	—
Jason Krikorian (9)	—	—	—	—	—
Judy K. Mencher	567,099(10)	*	—	—	*
James Murren	1,009,419(11)	—	—	—	—
Scott Peterson	564,525(12)	*	—	—	*
Joel Agena	315,564(13)	*	—	—	—
All directors and executive officers as a group (8 individuals)	17,183,932(14)	13.6%	14,524,625(5)	90.0%	75.2%

Denotes less than 1.0%
**	Percentage of total voting power represents voting power with respect to all shares of Class A common stock and Class B common stock, as a single class. Each share of Class B common stock is entitled to 20 votes per share and Class A common stock is entitled to one vote per share.

(1)Unless otherwise noted, the business address of each of those listed in the table above is 10150 Covington Cross Drive, Las Vegas, Nevada 89144.
(2)The address of MGM Resorts International is 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109.
(3)The address of Activision Publishing, Inc. is 3100 Ocean Park Boulevard, Santa Monica, California 90405.
(4)Includes shares of Class B common stock that may be converted into shares of Class A common stock at any time at the election of the holder thereof. Consists of (i) 9,419,827 shares of Class B common stock held of record by DreamStreet Holdings, LLC, (ii) 2,913,005 shares of Class B common stock held of record by the Pascal Family Trust, (iii) 2,191,793 shares of Class B common stock underlying options, and (iv) 202,700 shares of Class A common stock held of record by the Pascal Family Trust. Mr. Pascal is the manager of DreamStreet Holdings, LLC and the trustee of the Pascal Family Trust.
(5)Consists of (i) 9,419,827 shares of Class B common stock held of record by DreamStreet Holdings, LLC, (ii) 2,913,005 shares of Class B common stock held of record by the Pascal Family Trust and (iii) 2,191,793 shares of Class B common stock underlying options. Mr. Pascal is the manager of DreamStreet Holdings, LLC and the trustee of the Pascal Family Trust.
(6)Includes 3,797,468 shares of Class B common stock held by PGP 2021 Irrevocable Trust and SJP 2021 Irrevocable Trust (collectively, the “Irrevocable Trusts”). The Irrevocable Trusts entered into irrevocable proxies and granted power of attorney to Mr. Pascal to vote the shares of Class B common stock held by the Irrevocable Trusts.
(7)Does not include 16,627,124 shares of Class A common stock beneficially owned by MGM Resorts International, as to which Mr. Zanella disclaims beneficial ownership.
(8)Does not include 4,794,359 shares of Class A common stock held by Icon Ventures IV, L.P., as to which Mr. Horowitz disclaims beneficial ownership except to the extent of his pecuniary interests in such shares.
(9)Does not include 3,400,018 shares of Class A common stock held by A-Fund, L.P., as to which Mr. Krikorian disclaims beneficial ownership except to the extent of his pecuniary interests in such shares.
(10)Consists of shares of Class A common stock held of record by The Judy K. Mencher Trust 2014.
(11)Consists of shares of Class A common stock held of record by J&H Investments, LLC. J&H Investments, LLC is co-owned 50/50 by The JM 2021 Irrevocable Trust and The HM 2021 Irrevocable Trust. Jim Murren is the trustee of The JM 2021 Irrevocable Trust and Heather Murren is the trustee of The HM 2021 Irrevocable Trust. Jim Murren and Heather Murren share voting and dispositive power with respect to the securities held by J&H Investments, LLC. Includes 238,362 shares of Class A common stock that are unvested and subject to forfeiture if certain vesting conditions are not satisfied. The 238,362 shares of Class A common stock subject to forfeiture do not have any voting rights. The 238,362 shares of Class A common stock will vest in two equal tranches if the closing price of the Class A common stock exceeds $12.50 and $15.00 per share, respectively, for any 20 trading days within any 30-trading day period commencing on October 27, 2021 and ending on June 21, 2026 (the shares will also vest based on the price targets in connection with a sale of our company). If the vesting conditions are not met on before June 21, 2026 (subject to extension if a definitive agreement for a sale of our company has been entered into prior to June 21, 2026), the shares not then-vested will be forfeited for no consideration.
(12)Consists of (i) 300,428 shares of Class A common stock held of record by the Scott E Peterson Trust, (ii) 114,097 shares of Class A common stock underlying options and (iii) 150,000 shares of Class A common stock underlying restricted stock units. Scott Peterson is the trustee of the Scott E. Peterson Trust.
(13)Consist of 215,564 shares of Class A common stock underlying options and 100,000 shares of Class A common stock underlying restricted stock units.
(14)Consists of (i) 12,332,832 shares of Class B common stock that may be converted into shares of Class A common stock at any time at the election of the holder thereof, (ii) 2,367,307 shares of Class A common stock, 329,661 shares of Class A common stock underlying options, and (iv) 2,191,793 shares of Class B common stock underlying options.

The following table sets forth information regarding the beneficial ownership of our Private Placement Warrants as of March 31, 2022:

Name and Address Beneficial Owner of Private Placement Warrants (1)	Number of Private Placement Warrants Beneficially Owned	% of Private Placement Warrants
Gordco LLC	377,279	9.872%
J&H Investments, LLC (1)	1,018,782	26.658%
KING FAMILY TRUST (2).	1,212,803	31.735%
The Fetters Family Trust (3)	1,212,803	31.735%
TOTAL	3,821,667	100.00%

(1)Unless otherwise noted, the business address of each of those listed in the table above is 219 Morningside Drive, Suite 110 Manhattan Beach, CA 90266.
(2)J&H Investments, LLC is co-owned 50/50 by The JM 2021 Irrevocable Trust and The HM 2021 Irrevocable Trust. Jim Murren is the trustee of The JM 2021 Irrevocable Trust and Heather Murren is the trustee of The HM 2021 Irrevocable Trust. Jim Murren and Heather Murren share voting and dispositive power with respect to the securities held by J&H Investments, LLC. Jim Murren is a member of the Company’s Board of Directors.
(3)Edward King is trustee and beneficial owner of the KING FAMILY TRUST. Edward King was the Co-CEO of Acies, the predecessor company to PLAYSTUDIOS and is a managing member of the Acies Sponsor.
(4)Daniel Fetters and Lisa Fetters are the trustees and beneficial owners of the Fetters Family Trust. Daniel Fetters was the Co-CEO of Acies, the predecessor company to PLAYSTUDIOS and is a managing member of the Acies Sponsor.
10. CONDITIONS; TERMINATION; WAIVERS; EXTENSIONS; AMENDMENTS

We will not accept for payment, purchase or pay for any Warrants tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for the Warrants tendered, subject to the rules under the Exchange Act if:

(a)there has been instituted, threatened in writing or is pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency or instrumentality, or by any other person, before any court, authority or other tribunal that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

(b)any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction has been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects; or

(c)in our reasonable judgment, there shall have occurred or be reasonably likely to occur, any material adverse change to our business, operations, properties, condition, assets, liabilities, or prospects.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions, provided that, in no event shall the action or inaction by the Company or any of its affiliates be permitted to trigger any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties, provided that, any such determination may be challenged by a holder of Warrants in any court of competent jurisdiction. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date. In the event that we terminate the Offer, all Warrants tendered by a holder in connection with the Offer will be returned to such holder and the Warrants will expire in accordance with their terms on June 21, 2026, at 5:00 p.m. Eastern Time, and will otherwise remain subject to their original terms, including the redemption provisions.

Subject to applicable securities laws and the terms and conditions set forth in this Offer Letter, we expressly reserve the right (but will not be obligated), at any time or from time to time, prior to the Expiration Date, regardless of whether or not any of the events set forth above shall have occurred or shall have been determined by us to have occurred, to (a) waive any and all conditions of the Offer, (b) extend the Offer, or (c) otherwise amend the Offer in any respect. The rights reserved by us in this paragraph are in addition to our rights to terminate the Offer described above. Irrespective of any amendment to the Offer, all Warrants previously tendered pursuant to the Offer and not accepted for purchase or withdrawn will remain subject to the Offer and may be accepted thereafter for purchase by us.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition to the Offer, we will disseminate additional information and extend the Offer to the extent required by Exchange Act Rules 13e-4(d)(2) and 13e-4(e)(3). In addition, we may, if we deem appropriate, extend the Offer for any other reason. In addition, if the Offer Purchase Price is adjusted, the Offer will remain open at least ten (10) business days from the date we first give notice of such change to Warrant holders, by press release or otherwise.

Any extension, amendment or termination of the Offer by us will be followed promptly by a public announcement thereof. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to advertise or otherwise communicate any such announcement other than by issuing a press release or by such other means of public announcement as we deem appropriate.

If for any reason the acceptance for tender (whether before or after any Warrants have been accepted for tender pursuant to the Offer), or the tender for Warrants subject to the Offer is delayed or if we are unable to accept for tender Warrants pursuant to the Offer, then, without prejudice to our rights under the Offer, tendered Warrants may be retained by the Depositary on our behalf and may not be withdrawn (subject to Exchange Act Rule 14e-1(c), which requires that an offeror deliver the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer). In addition to being limited by Exchange Act Rule 14e-1(c), our reservation of the right to delay delivery of the Offer Purchase Price for Warrants which we have accepted for tender pursuant to the Offer is limited by Exchange Act Rule 13e-4(f)(5), which requires that an offeror deliver the consideration offered or return the securities tendered pursuant to a tender offer promptly after termination or withdrawal of that tender offer. Notwithstanding the foregoing, tendered Warrants may also be withdrawn if the Company has not accepted the Warrants for tender by the 40th business day after the initial commencement of the Offer.

Pursuant to Exchange Act Rule 13e-4, we have filed the Schedule TO with the SEC which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth under “Additional Information; Miscellaneous” in this Offer Letter.
11. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined below) of (i) the exchange of Warrants for cash pursuant to the Offer, and (ii) the adoption of the Warrant Amendment if it is approved.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Warrants that is for U.S. federal income tax purposes:

•an individual citizen or resident of the United States;

•a corporation (or other entity treated as a corporation) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Warrants who is not a U.S. Holder and is not an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own Warrants as capital assets within the meaning of Section 1221 of the Code, and does not address the alternative minimum tax or the Medicare tax on certain investment income. In addition, this discussion does not address the U.S. federal income tax consequences to holders that are subject to special rules, including:

•financial institutions or financial services entities;

•broker-dealers;

•taxpayers that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•tax-exempt entities;

•governments or agencies or instrumentalities thereof;

•insurance companies;

•regulated investment companies;

•real estate investment trusts;

•certain former citizens or former long-term residents of the United States;

•“controlled foreign corporations” or “passive foreign investment companies”;

•persons that actually or constructively own 5 percent or more of our shares;

•persons that acquired our Warrants in connection with employee share incentive plans or otherwise as compensation;

•persons that hold Warrants as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or

•U.S. Holders whose functional currency is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of the Warrants. Additionally, this discussion does not consider the tax treatment of partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or other pass-through entities or persons who hold the Warrants through such entities. If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of the Warrants, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership.

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the descriptions herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE ADOPTION OF THE WARRANT AMENDMENT TO HOLDERS OF OUR WARRANTS. EACH HOLDER OF WARRANTS IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OFFER AND THE ADOPTION OF THE WARRANT AMENDMENT, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

Exchange of Warrants for Cash Pursuant to the Offer

The exchange of Warrants for cash pursuant to the Offer will be a taxable sale of the Warrants for U.S. federal income tax purposes. A U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Warrants. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Warrants exceeds one year. A U.S. Holder must calculate gain or loss separately for each block of Warrants exchanged pursuant to the Offer (generally, Warrants acquired at the same cost in a single transaction). Long-term capital gain recognized by a non-corporate U.S. Holder may be eligible for reduced rates of tax. The deduction of capital losses is subject to limitations.

Warrant Amendment

Although the issue is not free from doubt, if the Warrant Amendment is approved, we intend to treat all Warrants that are not exchanged for cash pursuant to the Offer as having been exchanged for “new” Warrants pursuant to the Warrant Amendment and we intend to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (i) the U.S. Holder should not recognize any gain or loss on the deemed exchange of Warrants for “new” Warrants, (ii) the U.S. Holder’s aggregate tax basis in the “new” Warrants deemed to be received should equal its aggregate tax basis in its existing Warrants deemed surrendered, and (iii) the U.S. Holder’s holding period for the “new” Warrants deemed to be received should include its holding period for the Warrants deemed surrendered. Special tax basis and holding period rules apply to a U.S. Holder that acquired different blocks of Warrants at different prices or at different times. U.S. Holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances.

There is, however, a lack of direct legal authority regarding the U.S. federal income tax consequences of the deemed exchange of Warrants for “new” Warrants pursuant to the Warrant Amendment, and thus there can be no assurance that the IRS or a court will agree with the foregoing and alternative characterizations by the IRS or a court are possible, including ones that would require a U.S. Holder to recognize taxable income. If our treatment of the deemed exchange of Warrants for “new” Warrants pursuant to the Warrant Amendment were successfully challenged by the IRS and such exchange were not treated as a recapitalization for U.S. federal income tax purposes, exchanging U.S. Holders may recognize gain or loss.

If the Warrant Amendment is approved and U.S. Holders subsequently exchange their “new” Warrants for cash pursuant to the terms of the Warrant Amendment, the U.S. Holders will be subject tax in the manner described above under “U.S. Holders—Exchange of Warrants for Cash Pursuant to the Offer.”

If the Warrant Amendment is not approved, U.S. Holders who do not tender any of their Warrants pursuant to the Offer will not recognize any gain or loss for U.S. federal income tax purposes solely as a result of the consummation of the Offer.

Non-U.S. Holders

Exchange of Warrants for Cash Pursuant to the Offer

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain or loss realized on the exchange of Warrants for cash pursuant to the Offer unless such gain or loss is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met (in which case, any gain from United States sources, such as any gain recognized on the exchange of Warrants for cash pursuant to the Offer, generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Warrant Amendment

If the Warrant Amendment is approved, it should generally have the same tax consequences as described above for U.S. Holders under “U.S. Holders—Warrant Amendment.”

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to the proceeds from sales and other dispositions of Warrants by a U.S. Holder to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 24%, generally will apply to proceeds from sales and other dispositions of Warrants by a U.S. Holder who: (i) fails to provide an accurate taxpayer identification number; (ii) is notified by the IRS that backup withholding is required; or (iii) fails to comply with applicable certification requirements.

A Non-U.S. Holder generally will not be subject to information reporting and backup if such Non-U.S. Holder provides certification of its non-U.S. status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the requisite information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.
12. FORWARD-LOOKING STATEMENTS; RISK FACTORS

This Offer Letter contains forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward looking statements usually relate to future events, conditions and anticipated revenues, earnings, cash flows or other aspects of our operations or operating results. Forward-looking statements are often identified by the words “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plans,” “may,” “should,” or the negative thereof or similar terms. The absence of these words, however, does not mean that these statements are not forward-looking. These are based on our current expectation, belief and assumptions concerning future developments and business conditions and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future development affecting us will be those that we anticipate.

All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include those set forth in this “Item 12. Forward-Looking Statements; Risk Factors.” We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise, except to the extent required by law.

The Warrant Amendment, if approved by the requisite holders of the Public Warrants as it relates to the applicability of the Warrant Amendment to the Public Warrants, and by the requisite holders of the Private Placement Warrants as it relates to the applicability of the Warrant Amendment to the Private Placement Warrants, will allow us to redeem all outstanding Public Warrants and Private Placement Warrants, as applicable, for cash.

If we complete the Offer and Consent Solicitation and obtain the approval of the Warrant Amendment by holders of at least 65% of the Public Warrants, the Company will have the right to redeem each outstanding Public Warrant, including Public Warrants held by holders who do not wish to participate and did not participate in the Offer, for $0.90 in cash, which is 10% less than the Offer Purchase Price, without interest.

Similarly, if we complete the Offer and Consent Solicitation and obtain the approval of the Warrant Amendment by holders of at least 65% of the Private Placement Warrants, the Company will have the right to redeem each outstanding Private Placement Warrant, including Private Placement Warrants held by holders who do not wish to participate and did not participate in the Offer, for $0.90 in cash, which is 10% less than the Offer Purchase Price, without interest.

Although we intend to redeem all remaining outstanding warrants if the Warrant Amendment is approved, we would not be required to effect such a redemption and may defer doing so until it is most advantageous to us.

There is no guarantee that your decision whether to tender your Warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the price at which a Warrant holder may be able to sell his, her or its Warrants in the future following the completion of the Offer. Certain future events may cause an increase in the price of the Public Warrants or the value of the Private Placement Warrants, which could result in you realizing a lower value now than you might realize in the future had you not agreed to tender your Warrants. Similarly, if you do not tender your Warrants in the Offer, you will bear the risk of ownership of your Warrants after the closing of the Offer, and there can be no assurance that you can sell your Warrants (or exercise them for shares of Class A common stock) in the future at a higher price than would have been obtained by participating in the Offer or at all. In addition, if you do not tender your Warrants and if we obtain the approval of the Warrant Amendment, we intend to implement the Warrant Amendment and subsequently redeem your Warrants for the Redemption Price, which is 10% lower than the Offer Purchase Price. You should carefully review the terms of the Warrants, including the Warrant Agreement governing the Warrants, and consult your own individual tax and/or financial advisor for assistance on how the tender of your Warrants may affect your individual situation.

The liquidity of the Warrants that are not tendered may be reduced.

If the Warrant Amendment is approved, we intend to exercise our redemption rights thereunder and thus it is unlikely that any untendered Warrants will remain outstanding for a significant period of time following the completion of the Offer and Consent Solicitation. See “— The Warrant Amendment, if approved by the requisite holders of the Public Warrants as it relates to the applicability of the Warrant Amendment to the Public Warrants, and Private Placement Warrants as it relates to the applicability of the Warrant Amendment to the Private Placement Warrants, will allow us to require that all outstanding Public Warrants and Private Placement Warrants, as applicable, be exchanged for cash, thereby eliminating all of the outstanding Public Warrants and Private

Placement Warrants.” However, if any untendered Warrants remain outstanding due to the Warrant Amendment not being approved, then the ability to sell such Warrants may become more limited due to the reduction in the number of Warrants outstanding upon completion of the Offer and Consent Solicitation. A more limited trading market might adversely affect the liquidity, market price and price volatility of untendered Warrants. If there continues to be a market for our untendered Warrants, these securities may trade at a discount to the price at which the securities would trade if the number outstanding were not reduced, depending on the market for similar securities and other factors.

There is no guarantee that the Warrants will ever be in the money and they may expire worthless.

The exercise price for the Warrants is $11.50 per share. There is no guarantee that the Warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless.

There is no assurance that the Offer will be successful.

The Offer is not conditioned upon any minimum number of Warrants being tendered. The Offer is, however, subject to other conditions. See “The Offer and Consent Solicitation, Section 10. Conditions; Termination; Waivers; Extensions; Amendments.”

Our Warrant Amendment will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our Warrants, which could limit the ability of Warrant holders to obtain a favorable judicial forum for disputes with the Company.

Our Warrant Amendment will provide that any action, proceeding or claim against us arising out of or relating in any way to the Warrant Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and the parties to the Warrant Amendment irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive. Each party to the Warrant Amendment waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Warrant Amendment will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any of our Warrants shall be deemed to have notice of and to have consented to the forum provisions in our Warrant Amendment. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Amendment, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such Warrant holder in any such enforcement action by service upon such Warrant holder’s counsel in the foreign action as agent for such Warrant holder.

This choice-of-forum provision may limit a Warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our Company relating to the Warrant Amendment, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our Warrant Amendment inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.
13. THE DEPOSITARY, INFORMATION AGENT AND DEALER MANAGER

We have retained Broadridge Corporate Issuer Solutions, Inc. to act as the Depositary and Alliance Advisors, LLC to act as the Information Agent, in connection with the Offer and Consent Solicitation. All deliveries, correspondence and questions sent or presented to the Depositary or the Information Agent relating to the Offer and Consent Solicitation should be directed to the addresses or telephone numbers set forth on the back cover of this Offer Letter. The Information Agent and the Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer and Consent Solicitation, including certain liabilities under the federal securities laws.

We also retained PJT Partners to act as the Dealer Manager in connection with the Offer and Consent Solicitation. The Dealer Manager may communicate with, but may not solicit tenders of Warrants from, brokers, dealers, commercial banks and trust companies with respect to the Offer and Consent Solicitation. The Dealer Manager will receive a reasonable and customary fixed fee for these services payable upon the earlier of the Expiration Date or the date on which the Offer and Consent Solicitation is terminated, withdrawn or canceled. Payment of the fixed fee is not contingent upon the consummation of the Offer and Consent

Solicitation. We have also agreed to indemnify the Dealer Manager against liabilities in connection with the Offer and Consent Solicitation, including liabilities under the federal securities laws.

The Dealer Manager and its affiliates may in the future provide various investment banking, commercial banking and other services to us for which they have received, or we expect they will receive, customary compensation from us.

We will not pay any fees or commissions to brokers, dealers or other persons for soliciting tenders of Warrants pursuant to the Offer. Warrants holders holding Warrants through a broker, dealer, commercial bank, trust company or other nominee are urged to consult such nominees to determine whether transaction costs may apply if Warrant holders tender Warrants through such nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Warrants held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer and Consent Solicitation.
14. ADDITIONAL INFORMATION; MISCELLANEOUS

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer Letter is a part. This Offer Letter does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. The Company recommends that all holders of the Warrants review the Schedule TO, including the exhibits and the information incorporated by reference in the Schedule TO, and the Company’s other materials that have been filed with the SEC before making a decision on whether to accept the Offer, including the following documents hereby incorporated by reference into this Offer Letter:

1. Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 3, 2022.

2. Post-Effective Amendment to Form S-1 Registration Statement, filed with the SEC on March 3, 2022.

Documents we file (but not documents or information deemed to have been furnished and not filed in accordance with the SEC’s rules) with the SEC under Section 13(e), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer Letter will be incorporated by reference in this Offer Letter only upon our filing of a subsequent amendment to the Schedule TO. Any statement contained in this Offer Letter or in a document (or part thereof) incorporated by reference in this Offer Letter shall be considered to be modified or superseded for purposes of this Offer Letter to the extent that a statement contained in any subsequent amendment to this Offer Letter or amendment to the Schedule TO which this Offer Letter relates modifies or supersedes that statement.

You can obtain any of the documents incorporated by reference in this Offer Letter from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent for the Offer at the telephone numbers and address set forth on the back cover of this Offer Letter.

Each person to whom a copy of this Offer Letter is delivered may obtain a copy of any or all of the referenced documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost. Requests should be directed to our investor relations representative at:

PLAYSTUDIOS, Inc.
Attention: Investor Relations
ir@playstudios.com

Sincerely,

PLAYSTUDIOS, Inc.
10150 Covington Cross Drive
Las Vegas, Nevada 89144

The Depositary is Broadridge Corporate Issuer Solutions, Inc. The Letter of Transmittal and Consent and certificates representing Warrants, and any other required documents should be sent or delivered by each holder of Warrants or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

THE DEPOSITARY FOR THE OFFER IS:

Broadridge Corporate Issuer Solutions, Inc.

IF DELIVERING BY MAIL, HAND OR COURIER:

Broadridge Corporate Issuer Solutions, Inc.
51 Mercedes Way
Edgewood, NY 11717

THE INFORMATION AGENT FOR THE OFFER IS:

Alliance Advisors, LLC
200 Broadacres Drive
Bloomfield, New Jersey 07003

Telephone number toll-free: (800) 429-6652
Email: myps@allianceadvisors.com

Any question or request for assistance may be directed to the Information Agent at the address, phone number and email address listed above.

Requests for additional copies of the Offer Letter, the Letter of Transmittal and Consent or other documents related to the offer may also be directed to the Information Agent.

The Dealer Manager for the Offer and Consent Solicitation is:
PJT Partners

PJT Partners LP
280 Park Avenue
New York, NY 10017
(212) 364-8987

Annex A

AMENDMENT TO WARRANT AGREEMENT

This Amendment to Warrant Agreement (this “Amendment”) is made as of [●] by and between PLAYSTUDIOS, Inc., a Delaware corporation f/k/a Acies Acquisition Corp. (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), and constitutes an amendment to that certain Warrant Agreement, dated as of October 22, 2020 (the “Existing Warrant Agreement”), between the Company and the Warrant Agent. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement with the written consent of the Registered Holders of 65% of the outstanding Public Warrants as it relates to the Public Warrant and the Registered Holders of 65% of the outstanding Private Placement Warrants as it relates to the Private Placement Warrants;

WHEREAS, the Company desires to amend the Existing Warrant Agreement to provide the Company with the right to redeem the Public Warrants and Private Placement Warrants for cash on the terms and subject to the conditions set forth herein; and

WHEREAS, following a consent solicitation undertaken by the Company, the Registered Holders of more than 65% of the outstanding Public Warrants and the Registered Holders of more than 65% of the outstanding Private Placement Warrants have consented to and approved this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.

1. Amendment of Existing Warrant Agreement. The Existing Warrant Agreement is hereby amended by adding the new Section 6A thereto:

“6A 6A Redemption.

6A.1 Company Election to Redeem. Notwithstanding any other provision in this Agreement to the contrary, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6A.2 below, for $0.90 in cash for every Warrant held by the holder thereof (the “6A Redemption Price”) (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Common Stock).

6A.2 Date Fixed for, and Notice of, Redemption. In the event that the Company elects to redeem all of the Warrants, the Company shall fix a date for the redemption (the “6A Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than fifteen (15) days prior to the 6A Redemption Date to the Registered Holders of the Warrants at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.

6A.3 Exercise After Notice of Redemption. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(b) of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6A.2 hereof and prior to the 6A Redemption Date. On and after the 6A Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the 6A Redemption Price.

2. Miscellaneous Provisions.

2.1 Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.2 Applicable Law and Exclusive Forum. The validity, interpretation and performance of this Amendment shall be governed in all respects by the laws of the State of New York. Subject to applicable law, the parties hereby agree that any action, proceeding or claim against them arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this section will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

2.3 Counterparts. This Amendment may be executed in any number of counterparts, and by facsimile or portable document format (pdf) transmission, and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

2.4 Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.5 Entire Agreement. The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

PLAYSTUDIOS, INC.

By:
	Name:	Andrew Pascal
	Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
	Name:	Stacy Aqui
	Title:	Vice President

[Signature Page to Amendment to Warrant Agreement]